STOKE THERAPEUTICS, INC.

CERTAIN CASH DIRECTOR FEES - FORM OF IRREVOCABLE PAYMENT ELECTION

Name:

Election Year: [ ]

As a non-employee member of the board of directors (the “Board”) of Stoke Therapeutics, Inc. (the “Company”), you are entitled to receive cash fees pursuant to the Company’s Non-Employee Director Compensation Policy (as amended by the Board from time to time, the “Policy”). Pursuant to this election form (this “Election”), you may elect to receive certain of your cash fees in the form of restricted stock units (“RSUs”), to be granted under the Company’s 2019 Equity Incentive Plan (the “Equity Plan”), by completing this Election and submitting it to the Company by no later than [ ] (the “Election Deadline”). Your Election will become irrevocable on [ ]. Any Election that is inconsistent with Section 409A of the Internal Revenue Code of 1986, as amended shall not be effective. If you would like to receive your cash fees in cash, then you do not need to complete this Election.

Fees Subject to this Election. This Election will apply to your General Board Service Fee (as set forth in the Policy) payable in cash for your service during the period commencing on [ ] and ending [ ] (your “Eligible Cash Fees”). For the avoidance of doubt, Eligible Cash Fees do not include cash fees payable for your service as either chairperson or as a member of any committee of the Board. Any Election with respect to your cash fees for any subsequent calendar year will require the completion of a new Election.

You may only elect to receive your Eligible Cash Fees in the form of RSUs if there is no Overage Amount projected by the Company. If you elect to receive your Eligible Cash Fees in the form of RSUs and, following the grant of such RSUs, an Overage Amount is determined, then your Annual Award (as set forth in the Policy) shall be reduced by such Overage Amount. For purposes of this Election, “Overage Amount” means the amount by which (a) the sum of the Value (as defined in the Policy) of your Annual Award plus the amount of your Eligible Cash Fees exceeds (b) the Value of an annual equity award for a non-employee director determined with respect to 65th percentile for the Company’s Peer Group (as defined in the Policy), in each case for the year in which the compensation is approved and determined at the time the Board approves annual non-employee director compensation.

Election. If you wish to receive your Eligible Cash Fees in the form of rsus, please complete this Election, sign it, and submit it to Wendy Baccari, Sr. Director, HR Operations, via email (wbaccari@stoketherapeutics.com), with a copy to Jonathan Allan, General Counsel and Corporate Secretary (jallan@stoketherapeutics.com) prior to [ ], which is the Election Deadline for this Election.

By signing this Election, you hereby acknowledge and agree:

That this Election shall only become effective if received by the Company prior to [ ].

You are electing to receive a grant of RSUs under the Equity Plan in lieu of your Eligible Cash Fees otherwise payable to you by the Company for your service as a non-employee director.

The RSUs will automatically be granted on [ ] (the actual grant date of the RSUs, the “Grant Date”).

The number of shares of common stock subject to the RSUs shall be determined by dividing (i) the amount of the Eligible Cash Fees by (ii) the closing sale price for one share of Company common stock as quoted on Nasdaq Global Select Market on the Grant Date, rounded down to the nearest whole share.

Subject to your continuous service to the Company as a non-employee director through each vesting date, the RSUs granted in lieu of your Eligible Cash Fees shall vest in equal quarterly installments on March 31st, June 30th, Sept 30th, Dec 31st (each, a “Quarterly Vesting Date”) of the Election Year, provided that if your service ends mid-quarter, the quarterly installment of RSUs scheduled to vest on the next occurring Quarterly Vesting Date shall be pro-rated for your partial service during such quarter, and instead will vest on your final day of service. Vested RSUs shall be settled in accordance with the Equity Plan and form of RSU award agreement governing their grant.

The vesting of any RSUs granted to you pursuant to this Election shall accelerate in full upon the consummation of a Corporate Transaction (as defined in the Equity Plan), subject to your continued service to the Company as of immediately prior to such Corporate Transaction.

You will incur a tax obligation in connection with the vesting and settlement of the RSUs. Notwithstanding anything to the contrary in this letter agreement, you acknowledge and agree that the Company is under no express or implied duty or obligation to design or administer the Election in a tax efficient manner.

If a Company-designated broker then handles share issuances under the Equity Plan, you acknowledge and agree that shares issued pursuant to settlement of the RSUs shall be deposited in your name in your account with such Company-designated broker.

By signing this Election, you hereby authorize implementation of the above instructions. You acknowledge and agree that this Election is entirely voluntary.

PRINT NAME: ____________________________________

SIGNATURE: ____________________________________

DATE: ____________________________________